Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the registration statement on Form N-2 (the "Registration Statement") of our report dated December 20, 1996, relating to the financial statements and financial highlights of The Asia Tigers Fund, Inc. appearing in the October 31,1996 Annual Report to Shareholders, which is also incorporated by reference in the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in the Registration Statement.




Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
April 23, 1997